Table of Contents

Exhibit 4(b)(10)

REAL ESTATE STRUCTURE AGREEMENT

between

     ZABALETA PARTICIPAÇÕES LTDA.,

COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO,

RIO PLATE EMPREENDIMENTOS E PARTICIPAÇÕES LTDA.

and, as Intervening Parties;

ABILIO DOS SANTOS DINIZ

AD PENINSULA EMPREENDIMENTOS E PARTICIPAÇÕES LTDA.

PENÍNSULA PARTICIPAÇÕES LTDA.

ANA MARIA FALLEIROS DOS SANTOS DINIZ D´AVILA

ADRIANA FALLEIROS DOS SANTOS DINIZ

JOÃO PAULO FALLEIROS DOS SANTOS DINIZ

PEDRO PAULO FALLEIROS DOS SANTOS DINIZ

BANCO OURINVEST S.A.,

BRAZILIAN SECURITIES COMPANHIA DE SECURITIZAÇÃO;

CASINO GUICHARD PERRACHON

dated as of October 03, 2005

Exhibit 4(b)(10)

REAL ESTATE STRUCTURE AGREEMENT

THIS REAL ESTATE STRUCTURE AGREEMENT (hereinafter referred to as the “Agreement”), dated as of October 03, 2005, is entered into by and between:

(A) ZABALETA PARTICIPAÇÕES LTDA., a limited liability company, organized and existing under the Laws of the Federative Republic of Brazil, with head office in the City of São Paulo, State of São Paulo, at Av. Brigadeiro Luiz Antonio, No. 3.126, registered with the General Taxpayers' Registry (CNPJ/MF) under No. 07.127.675/0001 -45, hereinafter referred to as "Zabaleta";

(B) COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO, a public company organized and existing under the laws of the Federative Republic of Brazil, with registered head offices in the city of São Paulo, State of São Paulo, Brazil, at Av. Brigadeiro Luiz Antonio, 3.142, and registered with the General Taxpayers' Registry (CNPJ/MF) under No. 47.508.411/0001 -56, hereinafter referred to as "CBD";

(C) RIO PLATE EMPREENDIMENTOS E PARTICIPAÇÕES LTDA., a limited liability company, organized and existing under the laws of the Federative Republic of Brazil, with registered head offices in the city of São Paulo, State of São Paulo, Brazil, at Av. Brigadeiro Luiz Antonio, 3.126, and registered with the General Taxpayers' Registry (CNPJ/MF) under No. 07.274.029/0001 -00, hereinafter referred to as “Rio Plate”

And as Intervening Parties,

(D) ABILIO DOS SANTOS DINIZ, a Brazilian citizen, married, business administrator, the holder of the Brazilian identity card No. 1.965.961 -SSP/SP and of the Brazilian Individual Taxpayer Identity Card (CIC) No. 001.454.918 -20, with office in the city of São Paulo, State of São Paulo, Federative Republic of Brazil, at Avenida Brigadeiro Luiz Antonio, No 3.126, hereinafter referred to as “AD”;

(E) ANA MARIA FALLEIROS DOS SANTOS DINIZ D´AVILA, a Brazilian citizen, married, business administrator, the holder of the Brazilian identity card No. 12.785.206 -2-SSP/SP and of the Brazilian Individual Taxpayer Identity Card (CIC) No. 086.359.838 -23, with offices in the city of São Paulo, State of São Paulo, Federative Republic of Brazil, at Avenida Brigadeiro Luiz Antônio, No. 3.126;

(F) ADRIANA FALLEIROS DOS SANTOS DINIZ, a Brazilian citizen, divorced, the holder of the Brazilian identity card No. 15.910.036 -SSP/SP and of the Brazilian Individual Taxpayer Identity Card (CIC) No. 105.549.158 -98, with offices in the city of São Paulo, State of São Paulo, Federative Republic of Brazil, at Avenida Brigadeiro Luiz Antônio, No. 3.126;

(G) JOÃO PAULO FALLEIROS DOS SANTOS DINIZ, a Brazilian citizen, single, entrepreneur, the holder of the Brazilian identity card No. 12.785.207 -4-SSP/SP and of the

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Brazilian Individual Taxpayer Identity Card (CIC) No. 101.342.358 -51, with offices in the city of São Paulo, State of São Paulo, Federative Republic of Brazil, at Avenida Brigadeiro Luiz Antônio, No. 3.126;

(H) PEDRO PAULO FALLEIROS DOS SANTOS DINIZ, a Brazilian citizen, single, entrepreneur, the holder of the Brazilian identity card No. 19.456.962 -7 SSP/SP and of the Brazilian Individual Taxpayer Identity Card (CIC) No. 147.447.788 -14, with offices in the city of São Paulo, State of São Paulo, Federative Republic of Brazil, at Avenida Brigadeiro Luiz Antônio, No 3.126;

Ana Maria Falleiros dos Santos Diniz D´Avila, Adriana Falleiros dos Santos Diniz, João Paulo Falleiros dos Santos Diniz, Pedro Paulo Falleiros dos Santos Diniz (hereinafter collectively referred to as “AD Heirs”);

(I) AD PENÍNSULA EMPREENDIMENTOS E PARTICIPAÇÕES LTDA., a limited liability company organized and existing under the Laws of the Federative Republic of Brazil, with head office in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Luiz Antonio, No. 3.126, registered with the General Taxpayers' Registry (CNPJ/MF) under No. 07.259.681/0001 -56, hereinafter referred to as "AD PENÍNSULA";

(J) PENÍNSULA PARTICIPAÇÕES LTDA. a limited liability company organized and existing under the Laws of the Federative Republic of Brazil, with head office in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Luiz Antonio, No. 3.126, registered with the General Taxpayers' Registry (CNPJ/MF) under No. 58.292.210/0001 -80, hereinafter referred to as "PENÍNSULA";

AD, AD Heirs, AD PENÍNSULA and PENÍNSULA hereinafter collectively referred to as the “AD GROUP”;

(K) BANCO OURINVEST S.A., a financial institution organized and existing under the laws of the Federative Republic of Brazil, with registered head offices in the city of São Paulo, State of São Paulo, Brazil, at Av. Paulista, 1,728, mezzanine, 1st, 2nd, 10th and 11th floors, and registered with the General Taxpayers' Registry (CNPJ/MF) under No. 78.632.767/0001 -20 in its capacity as the managing institution of the PENÍNSULA REAL ESTATE INVESTMENT FUND, incorporated pursuant Law No. 8.668, of June 25, 1993 and Brazilian Securities Commission (“CVM”) Instruction No. 205, of January 14, 1994, hereinafter referred to as “Ourinvest”;

(L) BRAZILIAN SECURITIES COMPANHIA DE SECURITIZAÇÃO, a securitization company organized and existing under the laws of the Federative Republic of Brazil, with registered head offices in the city of São Paulo, State of São Paulo, Brazil, at Av. Paulista, 1,728, 12th floor, and registered with the General Taxpayers' Registry (CNPJ/MF) under No. 03.767.538/0001 -14, hereinafter referred to as “Brazilian Securities”;

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(M) CASINO GUICHARD PERRACHON, a corporation organized and existing under the laws of the French Republic, with registered head offices at 24, Rue de la Montat, Saint Etienne, France, hereinafter referred to as “CASINO”;

RECITALS

WHEREAS, AD and CASINO are parties to a certain Joint Venture Agreement entered into on May 3, 2005 (“JV Agreement”) pursuant to which they established certain agreements and covenants regarding their future relationship as sole shareholders of VIERI PARTICIPAÇÕES S.A. (“VIERI”) and, consequently, as indirect shareholders of CBD (“Transaction”) and a certain Pre-Closing Document executed and entered into on June 22, 2005 (“Pre-Closing Document”);

WHEREAS, AD and CASINO have agreed to take several corporate and other actions that shall be necessary to achieve the final ownership structure with regard to certain real estate upon which this Agreement shall be implemented;

WHEREAS, AD and CASINO are parties to a certain Pre-Closing Document entered into on June 22, 2005 pursuant to which, as provided in Article 8.1. , AD, on its behalf and sole interest would propose and present to CASINO, for its review and evaluate an alternative structure, reviewed by CBD, related to the implementation of the real estate transaction by a re-structuring of certain real estate owned by CBD;

WHEREAS, the CBD, AD Group and Casino have executed and entered into on July 8, 2005 a certain Term of Commitment (“Term of Commitment”) pursuant to which they have provided to implement the real estate transaction through one of two alternate structures for the restructuring of certain sixty (60) real estate owned by CBD (the “Real Estate”) as provided in the Term of Commitment;

WHEREAS, as a result of the review and analysis of the new real estate structure proposed by AD and reviewed by CBD, AD Group and CASINO have decided to implement a new real estate structure for the re-structuring of the ownership title of the Real Estate owned by CBD as provided herein, with due regard to the fact that such new real estate structure shall not adversely affect or impact CBD and/or CASINO;

In consideration of the mutual promises contained herein, the Parties mutually agree as follows:

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Clause 1
PURPOSE

1.1. The purpose of this Agreement is to rule the implementation of the re-structuring of the ownership title of the Real Estate owned by CBD as agreed by and between CBD, Casino and AD Group and pursuant to the provisions of Article 8 of the Pre-Closing Document and the terms and conditions of the Term of Commitment, such real estate structure to be implemented on the Closing Date whereby the Real Estate shall be thereinafter leased by CBD.

Clause 2

IMPLEMENTATION OF THE REAL ESTATE STRUCTURE

2.1. AD, on the date hereof, has already constituted a real estate investment fund with Banco Ourinvest S.A. as the managing institution (the “Península Real Estate Investment Fund”) which formation and issuance of units have already been approved by the Comissão de Valores Mobiliários (“CVM”).

2.1.1. The Península Real Estate Investment Fund was formed upon the acquisition of a real estate located at Praça Geraldo Mendes, 27, in the city of São Paulo, state of São Paulo, duly registered with the 9th Real Estate Registry Office of the city of São Paulo, state of São Paulo, under numbers 60,745; 60,746; 60,747; 60,748; 60,749 and 68,093 (the “Original Property”).

2.1.2. The Original Property was acquired by the Península Real Estate Investment Fund by means of the subscription by AD, as the owner of the Original Property transferred to the Península Real Estate Investment Fund, of the first issuance of units of the Península Real Estate Investment Fund in an amount of R$ 612,000.00.

2.2. On or before the date hereof AD shall have constituted RECO MASTER EMPREENDIMENTOS E PARTICIPAÇÕES S.A. (“RECo Master”), a closely held corporation, with head offices in the city of São Paulo, state of São Paulo, at Av. Brigadeiro Luiz Antônio, 3,126, with sole purpose of holding no equity interest other than the units of the Península Real Estate Investment Fund, no assets other than the real estate properties that shall be leased to CBD, and no employees, except for those assets and employees that might be strictly and reasonably necessary to manage the units of the Península Real Estate Investment Fund and the real estate properties that shall be leased to CBD, pursuant to the By-Laws attached hereto as Exhibit I.

2.2.1. CASINO and CBD shall hold each a golden share of RECo Master providing for certain veto powers pursuant to the terms of the Exhibit I hereto.

2.2.2. On or prior to the date hereof AD, CBD, CASINO and, as intervening parties, RECo Master, Ourinvest, AD Heirs and Segisor have executed and entered into a RECo Master Shareholders’ Agreement to set forth the terms and conditions that shall govern the relationship between AD, in its capacity as Controlling Shareholder of RECo Master, and Casino and CBD

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in their capacity as the holders of certain “golden shares” of RECo Master, pursuant to the Shareholders’ Agreement attached hereto as Exhibit II.

2.3. On or prior to the date hereof AD has capitalized the units issued by the Península Real Estate Investment Fund into RECo Master and has applied for the approval before CVM of the new Charter of the Península Real Estate Investment Fund pursuant to the Charter attached hereto as Exhibit III.

2.4. On the date hereof, the Península Real Estate Investment Fund shall acquire the Real Estate from CBD, by the execution of a certain Commitment of Sale and Purchase of Real Estate Property (the “Sale and Purchase Agreements”) providing for the acquisition of each of Real Estate from CBD by the Península Real Estate Investment Fund, according to the terms and conditions of the draft attached hereto as Exhibit IV.

2.4.1. The purchase price for the Real Estate, as provided in the Sale and Purchase Agreements shall be paid in two hundred and forty equal and successive installments, the first payment to occur on November, 11, 2005 and the remaining installments of the same day of each subsequent calendar-month, such installments to be duly adjusted on a yearly basis according to the monthly variation of the IPCA (Comprehensive Consumer Price Index) computed and published by the Brazilian Institute of Geography and Statistics - IBGE.

2.4.2. The Península Real Estate Investment Fund shall take possession of the Real Estate upon the execution of the Sale and Purchase Agreement as provided thereof.

2.5. Upon taking possession of the Real Estate, as provided in the Sale and Purchase Agreements, CBD and the Península Real Estate Investment Fund shall enter into (i) a lease agreement for each Real Estate pursuant to the terms and conditions of the Template Lease Agreement as provided in the JV Agreement and (ii) a master lease agreement ruling the general terms and conditions of the lease agreements pursuant to the terms and conditions of the Master Lease Agreement as provided in the JV Agreement.

2.6. On October 11, 2005, CBD will execute with Brazilian Securities a Real Estate Credit Assignment Agreement, with the sole purpose of issuance of real estate receivables certificates (“CRIs”) (the “Assignment Agreement”) pursuant to the terms and conditions of the Assignment Agreement attached hereto as Exhibit V, by which CBD shall assign on an irrevocable and non-recourse basis with no co-obligation to CBD the receivables arising from the Sale and Purchase Agreements, such credits to be assigned either by the transfer of real estate credit notes (“CCIs”), to be issued by CBD on the date hereof pursuant to the terms and conditions of the Issuance Term of CCIs attached hereto as Exhibit VI, or by the simple assignment of credits as provided in the Assignment Agreement

2.6.1. The CRIs backed in the receivables assigned by CBD to Brazilian Securities pursuant to the transfer of the CCIs and the Assignment Agreement shall be issued by Brazilian Securities

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pursuant to the terms and conditions provided in the Securitization Agreement attached hereto as Exhibit VII (the “Securitization Agreement”).

2.6.2. The payment by Brazilian Securities to CBD for the assignment of the receivables as provided in the Assignment Agreement shall occur by means of the transfer to CBD by Brazilian Securities or to whom CBD may designate of the CRIs to be issued by Brazilian Securities.

2.6.3 On the date hereof, the Península Real Estate Investment Fund shall enter into a Private Instrument of Fiduciary Assignment of Real Estate Receivables (the “Fiduciary Assignment”), according to the terms and conditions of the Fiduciary Assignment of Real Estate Receivables attached hereto as Exhibit VIII, by which the Península Real Estate Investment Fund shall assign to Brazilian Securities, on a fiduciary basis, the receivables arising from the lease agreements to be executed by and between CBD and the Península Real Estate Investment Fund pursuant to the terms of the Template Lease Agreement and subject to the Master Lease Agreement.

2.6.3.1. The purpose of the Fiduciary Assignment shall be to secure the full compliance with the obligations undertaken by the Peninsula Real Estate Investment Fund pursuant to the Sale and Purchase Agreement, which credits are backing the issuance of the CRIs, in face of the holders of the CRIs.

2.6.4. In view of Section 1.3. of the Term of Commitment, CBD hereby designates Zabaleta to receive the totality of the CRIs issued by Brazilian Securities pursuant to the terms and conditions provided in Sections 2.6. and 2.6.1. above, such CRIs to be received by Zabaleta against the full and complete release by Zabaleta to CBD of the anticipated payment of R$ 1,029,000,000.00 (one billion and twenty nine million Reais) made by Zabaleta to CBD pursuant to Section 1.2.2. of the Term of Commitment.

2.6.5. With due regard to Section 2.6.2. above, the payment for the assignment of receivables as provided in the Assignment Agreement shall be effected through the proper transfer of the CRIs to be issued by Brazilian Securities to Zabaleta, such transfer to occur on Zabaleta and Brazilian Securities sole cost and liability.

2.6.6. For the purposes of subscribing the CRIs as provided above, Zabaleta expressly represents that:

         (i) it shall inform Brazilian Securities and the relevant financial institution registered with CETIP, which shall be able to provide the necessary and respective services of financial settlement and custody of such CRIs;

         (ii) it is aware and agrees with the characteristics of the CRIs, as regards their flow of payment, inflation adjustment indexes, interest rates, periodicity of payments and other related characteristics mentioned in the Securitization Agreement;

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         (iii) it is aware that the receivables assigned by CBD pursuant to the CCIs and the Assignment Agreement were assigned on a non-recourse basis and therefore Zabaleta shall have no right, claim, action or suit against CBD in the event of a default by Península Real Estate Investment Fund on the payment of the receivables assigned;

         (iv) by reason of the subscription of the CRIs, Zabaleta shall sign the corresponding Subscription Bulletins of the CRIs issued by Brazilian Securities; and

         (v) it agrees to receive the CRIs as provided in Section 2.6.3. above and that such transfer shall fully and completely releases on an irrevocable and irretrievable basis the obligation assumed by CBD with regard to the advance payment made by Zabaleta pursuant to the Term of Commitment.

2.7. On or before the date hereof Rio Plate and AD shall have transferred to CASINO a quota of Zabaleta entitling CASINO with veto powers regarding the sale, assignment, transfer or any other form of disposal of CRIs or the encumbrance or constitution of liens by Zabaleta affecting the CRIs and also vetoing the sale, assignment, transfer or any other form of disposal of quotas of Zabaleta to third parties or any direct or indirect transfer or assignment of the control of Zabaleta to third parties pursuant to the terms of the Zabaleta Quotaholders Agreement attached hereto as Exhibit IX.

2.8. Each of Zabaleta, CBD and Rio Plate assumes the obligation to comply with the terms and conditions set forth herein.

2.9. Each of AD Group, CASINO, Ourinvest and Brazilian Securities execute this Agreement as Intervening Parties to acknowledge and to declare itself familiar with the terms and conditions hereof and commit to comply with all the terms and conditions herein provided, and any all and other necessary registration for enabling the implementation of the real estate structure provided in this Agreement.

Clause 3
RELEASE

3.1 Subject to and to come into effect upon the assignment of the receivables arising from the Sale and Purchase Agreements to Brazilian Securities for purposes of issuance of CRIs to be subscribed by Zabaleta and with due regard to the implementation of all steps for the real estate structure provided in Clause 2 above, each of the Parties does hereby, on behalf of itself, its successors and assigns, irrevocably releases, acquits and discharges each other from any present and future obligations arising out of the obligations assumed in this Agreement with respect to the implementation of the real estate structure and any actions or failures to act relating thereto, except for any breach of the representations and warranties contained herein and in the JV Agreement and for the provisions of Clause 4 and 5.

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Clause 4
WARRANTIES REPRESENTATIONS AND INDEMNIFICATION

4.1 In order to induce the parties to enter into this Agreement and to implement the real estate structure provided in Clause 2, each of the Parties hereby represents and warrants to the others, as follows:

(i) Power and Authority: They have full power, authority and right to incur any undertakings and/or obligations provided for herein and to make and perform this Agreement and to implement the real estate structure contemplated herein.

(ii) Organization: They are duly established, approved, registered and validly existing under applicable laws.

(iii) Governing Law and Jurisdiction: Brazilian Law is valid and enforceable to rule and govern any and all agreements that shall be executed pursuant to the terms and conditions of this Agreement.

(iv) No Conflicts: The execution and delivery by them of this Agreement and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under any provision of (a) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment or arrangement binding upon them or any of their properties or assets; or (b) any applicable laws or any judgments, orders or decrees of any court or governmental agency or body.

(v) Corporate Action: They have taken all applicable and necessary corporate actions to make and perform this Agreement.

(vi) Legal Proceedings: There are no judgments, orders or decrees of any kind against them nor is there any legal action, suit or other legal or administrative proceeding pending, threatened or reasonably anticipated that could be filed against them, that would adversely affect the ability of them to perform their respective obligations under this Agreement and the implementation of the real estate structure provided in Clause 2 above.

(vii) Bankruptcy or Insolvency: They have not filed or commenced, or suffered or submitted to the filing or commencement of, any bankruptcy or insolvency proceeding under applicable law.

4.1.1. The parties expressly acknowledge that the real estate transaction herein conveyed was structured at the request of AD and subject to the premise that CBD and CASINO should not be adversely affected or impacted at any time in consequence of the implementation of this transaction during the term of enforceability of any of the lease agreements to be executed

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pursuant to Section 2.5. above, with due regard to a minimum 20 year term as of the execution of this Agreement.

4.1.2. With due regard to the representation provided in Section 4.1.1. above and in order to induce CBD and CASINO to enter into this Agreement and to implement the real estate structure as herein provided, Zabaleta, AD and AD Group hereby jointly and severally represents and warrants to CBD and CASINO as follows:

(i) Real Estate Structure Soundness: the real estate structure provided in Section 2 of this Agreement shall not be subject or submitted to any modification, except if mutually and expressly agreed by the parties or otherwise expressly provided or authorized in any of the drafts of the agreements attached hereto during the term of any of the lease agreements to be executed according to Section 2.5. hereto;

(ii) Real Estate Structure Legality: the real estate structure provided in Section 2 of this Agreement does not and shall not, to the extent of knowledge of Zabaleta, AD and AD Group, be considered as abuse of right, infraction to any legal provision, simulation or be subject to re-characterization by any competent tax authority;

(iii) Rent related to the Lease of the Real Estate: the rent to be paid by CBD, or any assignee of CBD, to the Península Real Estate Investment Fund and/or RECo Master, pursuant to the terms and conditions of the lease agreements referred to in Section 2.5. above, shall always comply with all terms and conditions of such Master Lease Agreement and Template Lease Agreement as therein provided for and in no event the rent to be paid by CBD, or any assignee of CBD, to the Península Real Estate Investment Fund and/or RECo Master shall exceed the amounts provided for in the lease agreements to be executed pursuant to the Template Lease Agreement and subject to the general terms and conditions of the Master Lease Agreement. Furthermore, nothing in the real estate structure provided herein shall affect or adversely impact in any manner on the right of use of the Real Estate by CBD or any of its assignees as provided in such Master Lease Agreement and Template Lease Agreement referred to in Section 2.5. above.

4.2 With due regard to the representation provided for in Section 4.1.1. above, Zabaleta, AD and AD Group, in order to induce CBD and Casino to enter into this Agreement and to implement the real estate structure contemplated by this Agreement, jointly and severally represent and warrant to CBD and Casino as follows:

(i) Zabaleta, AD and AD Group, for the term provided for in Section 4.1.1. above, hereby agree to jointly and severally assume the full responsibility for any and all losses, costs, obligations, including any modification in the terms and conditions of the lease agreements to be executed pursuant to the Template Lease Agreement and subject to the terms and conditions of the Master Lease Agreement arising from any legal or governmental imposition derived from the implementation of the real estate structure herein conveyed, damages, including any penal liability, that may be incurred by CBD and/or Casino arising out from any supervening taxation, penalty, loss, claim or real estate structure re-characterization, that may be incurred by CBD or

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Casino at any time with regard to the implementation of the real estate structure provided in Clause 2 above, including future, unexpected and unpredictable losses; and

(ii) Zabaleta, AD and AD Group, for the term provided for in Section 4.1.1. above, jointly and severally, undertake to hold harmless CBD and Casino, and any of its directly or indirectly controlled or affiliated companies, as well as their respective legal representatives, administrators and advisors (collectively “Parties Subject to Indemnification”), expressly exempt from any payments, obligations, including any modification in the terms and conditions of the lease agreements to be executed pursuant to the Template Lease Agreement and subject to the terms and conditions of the Master Lease Agreement arising from any legal or governmental imposition derived from the implementation of the real estate structure herein conveyed, losses, costs, damages, including any penal liability, (collectively the “Losses”) arising out: (a) from any breach of representation and warranties set forth in Sections 4.1.1. and 4.1.2. above; and/or (b) from any supervening claim, taxation, penalty and/or real estate structure re-characterization incurred with by CBD or Casino with regard to the implementation of the real estate structure provided in Clause 2 above, provided that such Losses have been confirmed by final and unapealable judicial decision.

4.2.1. Zabaleta, AD and AD Group shall be jointly and severally liable to take all necessary measures to prevent any adversely impacts to the rights of CBD and CASINO provided in this Agreement and/or the obligations assumed by Zabaleta, AD and AD Group on this Agreement and mitigate the respective Losses, keeping CBD and Casino duly informed and aware of any of such measures taken by Zabaleta, AD and AD Group.

4.2.2. Zabaleta, AD and AD Group shall, jointly and severally, upon notice of CBD and/or CASINO of any of the events provided for in Section 4.2. above, promptly indemnify the relevant party with regard to the Losses, by depositing the relevant amount of the Losses in the account designated by the affected party on the above mentioned notice.

4.2.3 The indemnify obligations of Zabaleta, AD and AD Group and the rights of CBD and/or Casino with respect to matters which gives rise to a claim for indemnification as provided in Section 4.2 herein above (a “Third Party Claim”) shall be subject to the following terms and conditions:

(a) In the event that the CBD and/or Casino, as the case may be, becomes aware of a Third Party Claim, CBD and/or Casino shall, as soon as possible but in no event later than a period corresponding to one third (1/3) of the time to answer such Third Party Claim, notify Zabaleta, AD and AD Group.

(b) Zabaleta, AD and AD Group shall, upon the receipt of the written notice mentioned in item (a) above, assume the defense and file occasional counter claim if legally possible (collectively hereinafter referred to as “Defense”) of the Third Party Claim, if possible and allowed by Law and provided such Third Party Claim does not relate to a penal action against

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CBD and/or Casino. If not legally possible and in the event of a penal action, Zabaleta, AD and AD Group shall cooperate with the Defense to be provided by Casino and/or CBD and in such case shall assume any and all costs and expenses occasionally incurred by Casino and/or CBD with such Defense including any payment made by Casino and/or CBD due to legal or judicial determination even if prior to the exhaustion of the Third Party Claim as provided in item (h) of this Section below;

(c) In case Zabaleta, AD and AD Group assume the Defense of the Third Party Claim, such Defense, with due regard to item (b) of this Section above, shall be conducted by Zabaleta, AD and/or AD Group in the name and on behalf of CBD and/or Casino, as the case may be, taking into account CBD and/or Casino opinion, as the case may be. The Defense shall be conducted diligently by the attorneys indicated by Zabaleta, AD and AD Group at their sole and exclusive responsibility, and the Zabaleta, AD and AD Group shall, at all times and for so long as the Defense proceedings may last, keep CBD and Casino abreast of the developments of such Defense, providing CBD and Casino with bi-monthly written reports containing information on the development of the Defense. Zabaleta, AD and AD Group, at their sole and exclusive responsibility, shall have full authority to determine all actions to be taken with respect to the Third Party Claim.

(d) The reports provided for in item (c) of this Section above shall comprise all necessary information in connection with such Third Party Claim, including, but not limited to, the current development and status of the Defense, analysis of the possibility of success, including the analysis of the legal feasibility of the arguments used on such Defense and a summary of the following procedures to be adopted up to the conclusion of such Third Party Claim, and any and all occasional information requested by Casino and/or CBD. Further to such written reports, Zabaleta, AD and AD Group shall meet with Casino and/or CBD on a monthly basis to discuss the current situation of the Third Party Claim and the strategy and following procedures to be adopted in connection with such Third Party Claim.

(e) CBD and Casino shall cooperate with Zabaleta, AD and AD Group and its attorneys, including granting any and all applicable powers of attorneys to the attorneys indicated by Zabaleta, AD and AD Group and permitting reasonable access to books and records, in defending any Third Party Claim which the Zabaleta, AD and AD Group elect to defend.

(f) In case Zabaleta, AD and AD Group assume the defense of the Third Party Claim, Zabaleta, AD and AD Group shall pay any and all costs and expenses (including, without limitation, attorneys’ fees and court costs) related to the Defense of the Third Party Claim and make any judicial deposits (depósitos judiciais) or provide other guarantees which may be necessary or required by the relevant court or Governmental Authorities for the implementation of the Defense.

(g) Any indemnification payments under Section 4.2. herein above shall only become due and payable by Zabaleta, AD and AD Group after all appeals in connection the corresponding

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Third Party Claim have been exhausted (trânsito em julgado), with due regard to the obligation of Zabaleta, AD and AD Group to indemnify, at first request, any payment or disbursement made by CBD and CASINO prior to such exhaustion of a Third Party Claim related to any Defense to be provided by CBD and CASINO or any cash outlay in connection with a court or Governmental Authorities order or legal imposition.

(h) Any indemnification payment owed by AD, AD Group and Zabaleta to CBD and/or Casino pursuant to the terms and conditions of this Agreement shall be deposited, at prompt request by CBD and/or Casino, as the case may be, in an account to be designated on due time by CBD and/or Casino, as the case may be, free and clear of any taxes or expenses, corresponding the net amount of the deposit to the exact amount of the payment or disbursement made by CBD and/or Casino with regard to such Third Party Claim.

Clause 5
CONFIDENTIALITY

5.1 Each Party shall hold confidential all information obtained in connection with this Commitment with respect to the other Party which is (i) not otherwise public knowledge, not independently known or developed, (ii) not received from a third party who is not subject to an obligation of confidentiality, or (iii) not in the public domain through no fault of the receiving party. In the event of termination of this Agreement, all documents (including copies thereof) obtained hereunder by one Party from any other Party shall be returned to such Party. Each Party shall refrain from disclosing and shall hold confidential the terms and conditions of this Agreement, except to the extent that disclosure of such information is necessary or desirable for consummation of the transactions contemplated hereby and in the JV Agreement, demanded by any governmental authority or with the consent of the other Party.

Clause 6
MISCELLANEOUS

6.1 Assignment; Successors: This Agreement is irrevocable and irretrievable and shall be binding upon and inure to the benefit of any permitted successor and assign of any Party. No Party may assign or delegate any of its rights or obligations under this Agreement without the express written consent of the other Party.

6.2 Interpretation; Certain Definitions: The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.3 Specific Performance: Each of Parties agrees that any of them shall be entitled to request from the competent court as provided in Section 6.6 below, an order for specific performance of any or all of the obligations assumed hereunder, pursuant to the applicable sections of the 13

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Brazilian Code of Civil Procedure, namely Sections 461, 462, 632, 639 and following ones, and agree that losses and damages shall not be the adequate remedy for the failure by them to meet the obligations assumed herein.

6.4 Language and Governing Law: This Agreement is construed only in the English language. and shall be governed by and construed in accordance with the laws of the Federative Republic of Brazil.

6.5 Amendment: Any amendments to this Agreement shall be made only based on written instrument duly signed by the Parties or their successors.

6.6 Arbitration: All disputes arising under or in connection with this Agreement shall be settled by arbitration procedure under the Rules of the International Chamber of Commerce by three (3) arbitrators appointed in accordance with the rules of Brazil’s Federal Law No. 9,307 of September 23, 1996, as well as the Brazilian Code of Civil Procedure. The arbitration tribunal shall consist of three (3) arbitrators, of whom one shall be nominated by AD, AD Group and Zabaleta, one by CBD and Casino and the third, who shall serve as chairman, shall be chosen by the two (2) arbitrators nominated by the Parties, or, in the event the two (2) arbitrators nominated by the Parties are unable to designate the third arbitrator within ten (10) calendar days from the date the last of the two (2) arbitrators nominated by the Parties has been designated, by the International Chamber of Commerce. The place of arbitration shall be the City of Sao Paulo, State of Sao Paulo, Brazil. The language of the arbitration shall be Portuguese, although existing documents may be presented in the language in which they have been produced. The award of the arbitrators shall be rendered in Portuguese. The award shall be final and binding upon the Parties and may be enforced in any court of competent jurisdiction. The Parties waive any right to appeal, to the extent that a right to appeal may lawfully be waived. Notwithstanding the foregoing, each Party retains the right to seek judicial assistance (a) to compel arbitration; and/or (b) to obtain interim measures of protection rights prior to instruction of pending arbitration and any such action shall not be construed as a waiver of the arbitration proceeding by the Parties, and/or (c) to enforce any decision of the arbitrators including the final award, or (d) under the circumstances provided for in Section 6.3 of this Agreement. In case either of the Parties seeks judicial assistance as provided in this Section 6.6, the Courts of City of São Paulo, State of São Paulo shall have jurisdiction. The charges for the arbitration shall be paid one-half by CBD and Casino and one-half by the AD, AD Group and Zabaleta and reimbursed to the winning Party, along with all other costs and expenses directly incurred in connection with such arbitration, at the end of the arbitration procedures, unless the arbitrators shall determine otherwise. The Parties intend that all procedures and all documents and testimony shall be confidential, and each arbitrator by consenting to act shall be deemed to have agreed to such confidentiality.

6.7. Definition of Terms: Except as may otherwise be defined in this Agreement, for the purposes of this Agreement the terms bearing initial capital letters have the same meaning ascribed to them in the JV Agreement or the Term of Commitment.

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IN WITNESS WHEREOF, the Parties and the Intervening Parties have duly executed this Commitment in three (3) counterparts, as of the day and year first above written.

ZABALETA PARTICIPAÇÕES LTDA.

By: _____________________________________________________
Name: Abilio dos Santos Diniz
Title: Executive Officer

COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO

By:_____________________________________________________
Name: Augusto Marques da Cruz Filho and Caio Racy Mattar
Title: Executive Officers

RIO PLATE EMPREENDIMENTOS E PARTICIPAÇÕES LTDA.

By: _____________________________________________________
Name: Abílio dos Santos Diniz
Title: Executive Officer

and, as Intervening Parties;

_____________________________________________________ ABILIO DOS SANTOS DINIZ

CASINO GUICHARD PERRACHON

By: _____________________________________________________
Name: Hakim Aouani
Title: attorney in fact

AD PENÍNSULA EMPREENDIMENTOS E PARTICIPAÇÕES LTDA.

By: _____________________________________________________
Name: Abilio dos Santos Diniz
Title: Executive Officer

(Signature page of the Real Estate Structure Agreement dated as of October 03, 2005)

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PENÍNSULA PARTICIPAÇÕES LTDA.

By: _____________________________________________________
Name: Abilio dos Santos Diniz
Title: Executive Officer

_________________________________________________________
ANA MARIA FALLEIROS DOS SANTOS DINIZ D´AVILA

_________________________________________________________
ADRIANA FALLEIROS DOS SANTOS DINIZ

_________________________________________________________
JOÃO PAULO FALLEIROS DOS SANTOS DINIZ

_________________________________________________________
PEDRO PAULO FALLEIROS DOS SANTOS DINIZ

BANCO OURINVEST S.A.

By: _____________________________________________________
Name: Moise Politi and Rodolfo Schwarz
Title: Executive Officers

BRAZILIAN SECURITIES COMPANHIA DE SECURITIZAÇÃO

By: _____________________________________________________
Name: Fernando Pinilha Cruz and Fábio de Araujo Nogueira
Title: Executive Officers

(Signature page of the Agreement dated as of October 3, 2005)

Witnesses:

Name:	Name:
Id.:	Id.: